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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.    4  )*
                                         ------

                              Featherlite, Inc.
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                              (Name of Issuer)

                                Common Stock
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                       (Title of Class of Securities)

                               313054 10 8
                     ----------------------------------
                              (CUSIP Number)

                              December 31, 2001
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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /x/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 313054 10 8
          -----------

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Conrad D. Clement
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     U.S.A.
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 Number of Shares             (5) Sole Voting Power
 Beneficially                     1,647,500 (includes 47,500 shares which
 Owned by                         may be purchased upon exercise of options.)
 Each Reporting              --------------------------------------------------
 Person With:                 (6) Shared Voting Power
                                  0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,647,500 (includes 47,500 shares which
                                  may be purchased upon exercise of options.)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,647,500 (includes 47,500 shares which may be purchased upon exercise of options.)
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
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(11) Percent of Class Represented by Amount in Row (9)
     25.0%
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(12) Type of Reporting Person (See Instructions)
     IN
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ITEM 1.

    (a)   Name of Issuer

          Featherlite, Inc.
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    (b)   Address of Issuer's Principal Executive Offices

          Highways 63 & 9
          P.O. Box 320
          Cresco, IA 52136
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ITEM 2.

    (a)   Name of Person Filing

          See Cover Page Item 1
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    (b)   Address of Principal Business Office or, if none, Residence

          Highways 63 & 9
          P.O. Box 320
          Cresco, IA 52136
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    (c)   Citizenship

          See Cover Page Item 4
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    (d)   Title of Class of Securities

          Common Stock
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    (e)   CUSIP Number

          See Cover Page
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ITEM 3.   STATEMENT FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c):

          Not applicable
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ITEM 4.   OWNERSHIP

          See Cover Page Items 5 through 11
          ---------------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable
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ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
          THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable
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ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable
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ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable
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ITEM 10.  CERTIFICATION

          Not applicable
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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 2001.
                                            January 23, 2002
                                       ----------------------------------------
                                                        (Date)

                                            /s/ Conrad D. Clement
                                       ----------------------------------------
                                                     (Signature)

                                            Conrad D. Clement
                                       ----------------------------------------
                                                     (Name/Title)